Exhibit 99.1

Investor Contact David Martin 717.612.5628 damartin@harsco.com	Media Contact Jay Cooney 717.730.3683 jcooney@harsco.com

FOR IMMEDIATE RELEASE

HARSCO CORPORATION ANNOUNCES LAUNCH OF AMENDMENTS
TO ITS EXISTING CREDIT FACILITIES

CAMP HILL, PA - June 5, 2018 - Harsco Corporation (NYSE: HSC) (the “Company”) announced today it is seeking to amend its existing senior secured credit facilities in order to, among other things, reduce the interest rate applicable to the $545 million of term loans outstanding thereunder and increase the amount of its revolving credit commitments by as much as $100 million to $500 million.

Goldman Sachs and Citigroup are acting as joint bookrunners and joint lead arrangers for the amendments to the credit facilities.

The consummation and actual terms of the amendments are subject to a number of factors, including market conditions, negotiation and execution of definitive documents and satisfaction of customary closing conditions. The terms of the amendments could materially differ from those outlined above and there can be no guarantee that the Company will amend its existing senior secured credit facilities, increase the size of its revolving credit commitments or reduce the interest rate applicable to its outstanding term loans, on favorable terms or at all.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any loans or securities.

About Harsco Corporation
Harsco Corporation is a diversified, global engineered products and services company serving the worldwide steel, railway and energy sectors. Harsco’s common stock is a component of the S&P SmallCap 600 Index and the Russell 2000 Index. Additional information can be found at www.harsco.com.

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